Exhibit 99
PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

July 28, 2011

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES SECOND QUARTER RESULTS

Fairport, New York, July 28, 2011: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported net income of $16,000 for the quarter ended June 30, 2011 compared to net income of $35,000 for the quarter ended June 30, 2010.  Net income per basic and diluted share was $0.01 for the quarter ended June 30, 2011 compared to net income per basic and diluted share of $0.02 for the quarter ended June 30, 2010. The Company’s net interest margin for the quarter ended June 30, 2011 increased 27 basis points to 2.59% from 2.32% for the quarter ended June 30, 2010.  The increased net interest margin was a result of a decrease in our cost of interest bearing liabilities of 57 basis points from 2.06% to 1.49%, which was partially offset by a decrease in the average yield earned on our interest earning assets of 25 basis points from 4.19% to 3.94%.

The $19,000 decrease in net income for the second quarter of 2011 compared to the second quarter of 2010 resulted from a $124,000 increase in other expense and a $4,000 increase in provision for loan losses, partially offset by a $90,000 increase in net interest income, a $1,000 increase in other income, and an $18,000 decrease in income tax expense. The $124,000 increase in other expense was mainly due to the increased investment in our loan origination division with additional salaries and employee benefits expense, occupancy, equipment, and miscellaneous other operating expenses.  The $90,000 increase in net interest income is reflective of the Company’s ability to reduce its deposit and borrowing costs in a low interest rate environment, partly offset by a decrease in higher yielding earning assets.  The $18,000 decrease in income tax expense resulted from a tax benefit (reduction in expense) due to the increase in cash surrender value of our bank-owned life insurance and municipal bond interest income which are tax exempt for Federal income tax purposes.

For the six months ended June 30, 2011, the Company reported a net loss of $30,000 compared to net income of $68,000 for the six months ended June 30, 2010. Net loss per basic and diluted share for the six months ended June 30, 2011 was $(0.02) compared to net income per basic and diluted share of $0.04 for the six months ended June 30, 2010. The Company’s net interest margin for the six months ended June 30, 2011 increased 29 basis points to 2.59% from 2.30% for the six months ended June 30, 2010.

At June 30, 2011, the Company had $211.3 million in consolidated assets, a decrease of $1.1 million, or 0.5%, from $212.4 million at December 31, 2010. Investment securities available for sale and held to maturity combined decreased by $5.5 million, or 6.9%, to $74.3 million at June 30, 2011 from $79.8 million at December 31, 2010.  The decrease in investment securities included the sale of $1.4 million in U.S. government agency securities for a gain of $24,000 which was recorded in realized gain on sale of securities in the second quarter of 2011. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank increased by $1.1 million, or 14.2%, to $8.9 million at June 30, 2011 from $7.8 million on December 31, 2010, increasing the Company’s liquidity position in anticipation of funding loan commitments in the third quarter of 2011. The Company also used its sources of liquidity to decrease Federal Home Loan Bank advances by $1.5 million, or 5.7%, to $25.2 million at June 30, 2011 from $26.7 million at December 31, 2010, and does not intend to renew maturing FHLB advances during the remainder of 2011 as a result of management’s decision to replace wholesale borrowings through core deposit growth.  The Company has reviewed its investment securities portfolio totaling $74.3 million at June 30, 2011, and concluded that no other-than-temporary impairment charges were required.  The Company does not hold any mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred stock, trust preferred securities or common stock of other banks. Consolidated stockholders’ equity at June 30, 2011 was $20.7 million, or 9.8% of consolidated assets.

Net loans receivable increased $2.7 million, or 2.4%, to $117.2 million at June 30, 2011 from $114.5 million at December 31, 2010. The Bank originated $13.8 million of residential mortgage loans, sold $1.4 million in the secondary market and brokered $4.3 million of long-term fixed rate conventional mortgage loans and FHA mortgage loans as a balance sheet management strategy in the first six months of 2011 to reduce interest rate risk in a potentially rising interest rate environment.  The Bank sold these loans at a gain of $125,000 which was recorded in other income in the first six months of 2011.  The Bank ended June 30, 2011 with $18.4 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances. At June 30, 2011 the Bank had $879,000 in loans held for sale comprised of FHA mortgage loans originated and closed by the Bank in the second quarter of 2011 that have been committed for sale in the secondary market and will be delivered and funded in the third quarter of 2011.

The credit quality of the Bank’s loan portfolio remains solid.  The Bank continues to have no involvement in, and has no exposure to, sub-prime lending activities.  The Bank ended the second quarter of 2011with net loans receivable of $117.2 million, with $325,000 in non-performing loans comprised of one residential property compared to the period ended December 31, 2010 with net loans receivable of $114.5 million, with no non-performing loans.  At June 30, 2011 management has evaluated the Bank’s loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio.

About our Company

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and three branches located in Penfield, New York, Irondequoit, New York, and Webster, New York. The Bank’s principal business consists of originating one-to- four-family residential real estate mortgages, loans and home equity lines of credit and to lesser extent originations of commercial real estate, multi-family, construction and other consumer loans.  The Bank has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
June 30, 2011 and December 31, 2010
(Dollars in thousands, except per share data)

                                                                                                                                    (Unaudited)
Assets	June 30, 2011	December 31, 2010

Assets	$211,276	$212,407
Cash and Cash equivalents	8,947	7,834
Investment Securities	74,327	79,817
Loans Held for Sale	879	342
Net Loans Receivable	117,225	114,477
Deposits	162,224	162,406
Borrowings	25,205	26,732
Total Stockholders’ Equity	20,661	20,492
Book Value per Share	$11.94	$11.85
Stockholders’ Equity to Total Assets	9.78%	9.65%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Six Months Ended June 30, 2011 and June 30, 2010
(Dollars in thousands except per share data)

                                                                                                                                                                                                                                 (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Interest and Dividend Income	$1,992	$2,196	$4,034	$4,455
Interest Expense	685	979	1,419	2,068
Net Interest Income	1,307	1,217	2,615	2,387
Provision for Loan Losses	7	3	15	6
Net Interest Income after Provision for Loan Losses	1,300	1,214	2,600	2,381
Other Income	263	262	471	421
Other Expense	1,558	1,434	3,155	2,737
Income (Loss) Before Income Taxes	5	42	(84)	65
Provision (Benefit) for Income Taxes	(11)	7	(54)	(3)
Net Income (Loss)	16	35	(30)	68

Basic and Diluted Earnings (Loss) per Common Share	$0.01	$0.02	$(0.02)	$0.04
Average Common Shares Outstanding (In Thousands)	1,731	1,727	1,730	1,727